Exhibit 5

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August 9, 2011

Consolidated-Tomoka Land Co.

1530 Cornerstone Boulevard, Suite 100

Daytona Beach, Florida 32117

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Consolidated-Tomoka Land Co., a Florida corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the resale of an aggregate of 96,000 shares (the “Restricted Shares”) of the authorized common stock, par value $1.00 per share, of the Company that were granted to John P. Albright pursuant to the Restricted Share Award Agreement by and between the Company and John P. Albright, dated August 1, 2011 (the “Restricted Share Award Agreement”).

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to date and currently in effect, (iii) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect, (iv) the Restricted Share Award Agreement, (v) the Company’s 2010 Equity Incentive Plan, and (vi) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the legal capacity of natural persons, (c) the conformity to the originals of all documents submitted to us as copies, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (e) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (f) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Restricted Shares have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ HOLLAND & KNIGHT LLP